Exhibit 99.1

Release date: January 21, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JANUARY 21, 2010 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the fiscal quarter ended December 31, 2009.  Net income attributable to the Company was $12,996,000 for the fiscal 2010 first quarter, compared to $11,289,000 for the first three months of fiscal 2009.  Earnings per share for the fiscal 2010 first quarter were $0.43 per share, compared to $0.37 per share for the same quarter a year ago.  The prior year first quarter results included unusual charges of approximately $6,600,000 (pre-tax), or $0.14 per share, which primarily consisted of costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and certain asset adjustments.  In addition, earnings for the first quarter a year ago included the favorable effect of a one-time adjustment of $0.03 per share to income tax expense related to the Company’s ability to utilize a European tax loss carryover generated in prior years.

Sales for the quarter ended December 31, 2009 were $192,973,000, compared to $191,286,000 in the same quarter a year ago.  The increase in sales was principally attributable to the impact of recent acquisitions and the favorable impact of changes in foreign currency rates.  Excluding these factors, sales were lower than the first quarter a year ago, mainly attributable to the continued weakness in the domestic economy, unfavorably affecting unit volumes and product mix.  In addition, the estimated casketed death rate was also lower than the same quarter last year.  Operating profit for the three months ended December 31, 2009 was $22,176,000, compared to $20,079,000 in the same quarter a year ago.  Operating profit for the fiscal 2009 first quarter included approximately $5,800,000 of the unusual charges noted above.  Changes in foreign currency values against the U.S. dollar were estimated to have a favorable impact of approximately $6,200,000 and $600,000, respectively, on the Company’s sales and operating profit compared to the quarter ended December 31, 2008.  In addition, changes in pension expense had an unfavorable impact of $1,300,000 (approximately $0.03 per share) on current period operating results compared to the first fiscal quarter last year.

Matthews International Corporation                            2 of 4                                                                                                                                                     January 21, 2010

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“I am pleased to report that the Company’s operating results for the fiscal 2010 first quarter were slightly ahead of our internal expectations.  Excluding unusual charges and the one-time tax benefit from last year’s results, fiscal 2010 first quarter earnings were lower than the first quarter of fiscal 2009.  However, in the first quarter a year ago, we had not yet experienced the full effect of the economic decline.  As such, our expectations for the current quarter were tempered by the earnings trend of the last three fiscal quarters.  Going forward, we expect these comparables to improve.  In addition, the results for the current quarter were achieved despite an increase in pension cost (non-cash) of approximately $0.03 per share.

In the Memorialization group, sales for our Bronze and Casket businesses were lower than a year ago, reflecting declines in unit volume (excluding acquisitions) and an unfavorable shift in product mix as some customers continued to trend toward lower-priced products.  In addition, the casketed death rate was lower in many of the markets that we serve.  As a result, operating profit for both of these businesses declined from a year ago (excluding unusual charges).  First quarter sales and operating profit for the Cremation segment increased from last year, primarily resulting from higher sales of cremation equipment and the favorable impact of the acquisition of a small European cremation equipment manufacturer in fiscal 2009.

In the Brand Solutions group, our Graphics Imaging segment reported an increase in sales and operating profit in the current quarter compared to last year.  Although the segment’s U.S. and U.K. businesses continue to be negatively impacted by the current recession, the segment benefited from stability in its German businesses, including improved results from its Saueressig operation.  Saueressig reported generally break-even operating results a year ago.  The sales of this operation have also been negatively impacted by the economy, but its profitability has improved as a result of cost-reduction initiatives implemented over the past 18 months.  Sales and operating profits (excluding unusual charges) for our Markings Products and Merchandising Solutions businesses were also lower than a year ago.  Orders rates for these businesses continued to be inconsistent in this economic environment, but have shown intermittent signs of improvement recently.”

Mr. Bartolacci further stated:  “I believe the current market conditions will continue to be challenging for most of our businesses.  As such, we will continue to internally stress the importance of discipline on cost structure relative to revenue run rates.  In November 2009, we indicated that, despite the increase in pension expense of $5.1 million ($0.11 per share), our earnings for fiscal 2010 were expected to be at a level relatively consistent with fiscal 2009 earnings, excluding unusual items.  This projection contemplated that results of

Matthews International Corporation                               3 of 4                                                                                                                                                     January 21, 2010

interim periods would improve relative to the comparable prior period as fiscal 2010 progresses.  Based on the results for the fiscal 2010 first quarter and our current projections for the fiscal year, we are maintaining our guidance at this time.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.07 per share on the Company’s common stock for the quarter ended December 31, 2009.  The dividend is payable February 15, 2010 to stockholders of record February 1, 2010.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                     4 of 4                                                                                                                                          January 21, 2010

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended December 31
	2009	2008
Sales	$192,973	$191,286
Operating Profit	22,176	20,079
Income before taxes	21,334	16,316
Income Taxes	7,678	5,036
Net Income	13,656	11,280
Non-controlling interests	(660)	9
Net income attributable to Matthews	$12,996	$11,289
Earnings per Share - Diluted	$0.43	$0.37
Weighted Average Shares - Diluted	30,189,047	30,554,071

Note:
The fiscal 2009 first quarter results included unusual charges of approximately $6,600,000 (pre-tax), or $0.14 per share, which primarily consisted of costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and asset adjustments.  In addition, earnings for the fiscal 2009 first quarter included the favorable effect of a one-time adjustment of $0.03 per share to income tax expense related to the Company’s ability to utilize a European tax loss carryover generated in prior years.